UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 12, 2021

Main Street Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-33723	41-2230745
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Post Oak Boulevard, 8th Floor Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(713) 350-6000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MAIN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 12, 2021, Main Street Capital Corporation (“Main Street”) entered into an underwriting agreement (the “Underwriting Agreement”) by and among Main Street and RBC Capital Markets, LLC, as representative of the underwriters named in Schedule A thereto, in connection with the issuance and sale of $300,000,000 in aggregate principal amount (the “Offering”) of 3.00% notes due 2026 (the “Notes”). The Offering closed on January 14, 2021 and the Notes were issued under a Fifth Supplemental Indenture, dated January 14, 2021, between Main Street and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), to the indenture, dated April 2, 2013, between Main Street and the Trustee (the “Base Indenture” and, together with the Fifth Supplemental Indenture, the “Indenture”).

The Notes will mature on July 14, 2026 and may be redeemed in whole or in part at Main Street’s option at any time or from time to time at the redemption price set forth in the Indenture. The Notes bear cash interest from January 14, 2021, at an annual rate of 3.00% payable semiannually on January 14 and July 14 of each year, beginning on July 14, 2021. The Notes are direct unsecured obligations of Main Street and rank equally in right of payment with Main Street’s existing and future unsecured indebtedness but effectively subordinated to all of Main Street’s outstanding and future secured indebtedness, to the extent of the value of the assets securing such indebtedness, and structurally subordinated to the debt and other obligations of any of Main Street’s subsidiaries, financing vehicles or similar facilities.

The Indenture contains certain covenants, including covenants requiring Main Street to comply with the asset coverage requirements of Section 18(a)(1)(A), as modified by Section 61(a)(1) of the Investment Company Act of 1940, as amended, whether or not it is subject to those requirements (but giving effect to exemptive relief granted to Main Street by the Securities and Exchange Commission (the “SEC”)), and to provide financial information to the holders of the Notes and the Trustee if Main Street is no longer subject to the reporting requirements under the Securities Exchange Act of 1934, as amended. These covenants are subject to important limitations and exceptions that are described in the Indenture.

In addition, on the occurrence of a “change of control repurchase event,” as defined in the Indenture, holders of the Notes have the right, at their option, to require Main Street to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

The Offering was made pursuant to Main Street’s effective shelf registration statement on Form N-2 (Registration No. 333-231146) previously filed with the SEC, as supplemented by a preliminary prospectus supplement dated January 12, 2021 and a final prospectus supplement dated January 12, 2021. The Offering closed and the Notes were delivered and paid for on January 14, 2021. The net proceeds received by Main Street were approximately $294.8 million, after deducting the underwriting discounts and estimated offering expenses payable by Main Street. Main Street intends to initially use the net proceeds from the Offering to repay outstanding debt under its credit facility.

The foregoing description of the Underwriting Agreement and the Notes does not purport to be complete and is qualified in its entirety by reference to (i) the full text of the Underwriting Agreement filed with this Current Report on Form 8-K as Exhibit 1.1, which is incorporated herein by reference, (ii) the full text of the Fifth Supplemental Indenture and the accompanying Form of 3.00% Notes due 2026 filed with this Current Report on Form 8-K as Exhibit 4.1 and 4.2, respectively, both of which are incorporated herein by reference, and (iii) the full text of the Base Indenture, a form of which is filed as Exhibit (d)(6) to Main Street’s Post-Effective Amendment No. 2 to its Registration Statement on Form N-2 filed on March 28, 2013 (Reg. No. 333-183555), which is incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 8.01	Other Events.

On January 12, 2021, Main Street issued a press release. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

1.1	Underwriting Agreement, dated January 12, 2021, between Main Street Capital Corporation and RBC Capital Markets, LLC, as representative of the underwriters named in Schedule A thereto
4.1	Fifth Supplemental Indenture, dated January 14, 2021, between Main Street Capital Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee
4.2	Form of 3.00% Notes due 2026 (contained in the Fifth Supplemental Indenture filed as Exhibit 4.1 hereto)
5.1	Opinion of Dechert LLP, dated January 12, 2021
23.1	Consent of Dechert LLP (included in Exhibit 5.1)
99.1	Press release dated January 12, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Main Street Capital Corporation

Date: January 14, 2021	By:	/s/ Jason B. Beauvais
Name: Jason B. Beauvais
Title: General Counsel